Exhibit 99.3

April 2, 2014

Cheetah Mobile Inc. (the “Company”)

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China

Tel: +86-10-6292-7779

Dear Sirs:

Reference is made to the Company’s Registration Statement on Form F-1 (the “Registration Statement”) to be filed in connection with the Company’s initial public offering of its American depositary shares, representing the Company’s ordinary shares.

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I, Richard Weidong Ji, hereby consent to the references to my name in the Registration Statement and any amendments thereto.

Sincerely yours,

/s/ Richard Weidong Ji
Name: Richard Weidong Ji